EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Appoints Denise M. Morrison to its Board of Directors

San Francisco, CA, August 6, 2018 - Visa Inc. (NYSE: V) announced today that its board of directors has appointed Denise M. Morrison as a new independent director, effective August 2, 2018. Ms. Morrison was chief executive officer of Campbell Soup Company from 2011 until her retirement in 2018. Ms. Morrison has a distinguished background of building strong businesses and growing iconic brands. She has an extensive background in sales, marketing, operations, and business development, and served in senior leadership roles at Kraft Foods, Inc., Nabisco, Inc., and Nestlé SA prior to joining Campbell Soup. Ms. Morrison also serves on the board of directors of MetLife, Inc.

“I am pleased to welcome Denise to Visa’s board of directors,” said Al Kelly, chief executive officer of Visa Inc. “Denise is a strategic leader with a wealth of consumer and retail experience that will be invaluable to Visa as we expand our network, forge new partnerships and bring innovative payment solutions to market globally.”

This new appointment brings Visa’s total board of directors to 10 members. You can view information on Visa Inc.’s board of directors on our investor relations website: http://investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, visacorporate.tumblr.com and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, InvestorRelations@visa.com

Media Relations
Shannon Reed, +1 650-432-2990, GlobalMedia@visa.com